Subject to Completion, dated June 25, 2009

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-147463

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 10, 2007)

                       Shares of Common Stock

We are offering                  shares of our common stock, no par value.

Our common stock is quoted on the NYSE Amex Equities (“NYSE Amex”) under the symbol “BPZ.”  On June 24, 2009, the closing sale price of our common stock as reported on the NYSE Amex was $5.18 per share.

Investing in our securities involves a high degree of risks. See “Risk Factors” beginning on page S-5 to read about factors you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

We are offering these shares of common stock on a reasonable best efforts basis to certain institutional investors.  We have retained Canaccord Adams Inc., Raymond James & Associates, Inc., Pritchard Capital Partners, LLC, Rodman & Renshaw, LLC and Wunderlich Securities, Inc. as our placement agents in connection with this offering.  The placement agents have no obligation to buy any of the shares of our common stock from us or to arrange for the purchase or sale of any specific dollar amount of the shares of common stock.

	Per Share	Total (1)
Public Offering Price	$	$
Placement Agents’ Fees	$	$
Proceeds to BPZ Resources, Inc. (before expenses)	$	$

(1)  Assumes all                        shares offered under this prospectus supplement and accompanying prospectus are sold.

We expect the total offering expenses, excluding the placement agency fee, to be approximately $         for all sales pursuant to this prospectus supplement and accompanying prospectus.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual offering amount, placement agents’ fees and net proceeds to us, if any, in this offering are not presently determinable and may be substantially less than the total maximum offering amount set forth above.  The placement agents are not required to place any specific number or dollar amount of shares of common stock offered in this offering, but will use their reasonable best efforts to place the common stock.  The placement agents are not purchasing or selling any shares of common stock pursuant to this prospectus supplement or the accompanying prospectus.

It is currently anticipated that the closing date of the offering will be on or about June     , 2009.

Canacccord Adams

Pritchard Capital Partners, LLC	Raymond James

Rodman & Renshaw, LLC	Wunderlich Securities, Inc.

The date of this prospectus supplement is June         , 2009

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock.  The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of our common stock.  If the information about the common stock offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement and in the accompanying prospectus, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus supplement and the accompanying prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Information contained on or accessible through our website does not constitute part of this prospectus.

When used in this prospectus supplement and the accompanying prospectus, the terms “we,” “us,” “our,” “BPZ” and “the Company” refer to BPZ Resources, Inc., a Texas corporation, and its subsidiaries (unless the context indicates another meaning).

SUMMARY

This is only a summary and does not contain all the information that may be important to you before investing in our common stock. You should carefully read the prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, starting on page S-5 of this prospectus supplement, as well as the financial statements and  the other information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” and incorporated by reference herein before making an investment decision.

BPZ Resources, Inc.

We are based in Houston, Texas with offices in Lima, Peru and Quito, Ecuador. We are focused on the exploration, development and production of oil and natural gas in Peru and Ecuador. We also intend to utilize part of our planned future natural gas production as a supply source for the complementary development of a gas-fired power generation facility in Peru, which is expected to be partially owned by us.

We maintain a subsidiary registered in Peru through our wholly-owned subsidiary BPZ Energy, LLC, a Texas limited liability company, formerly BPZ Energy, Inc. (“BPZ — Texas”) and its subsidiary BPZ Energy International Holdings, L.P., a British Virgin Islands limited partnership. Currently, we have exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres, in four blocks, in northwest Peru. Our license contracts cover 100% ownership of Block Z-1 (739,205 acres), Block XIX (472,860 acres), Block XXII (948,000 acres) and Block XXIII (248,000 acres). The Block Z-1 contract was signed in November 2001, the Block XIX contract was signed in December 2003 and Blocks XXII and XXIII contracts were signed in November 2007.  Our license contracts provide for an initial exploration period of seven and potentially up to thirteen years for Block Z-1 and seven and potentially up to ten years for Blocks XIX, XXII and XXIII.  The license contracts require us to conduct specified activities in the respective blocks during the exploration period. If the exploration activities are successful, our total contract term can extend up to 30 years for oil exploration and production and up to 40 years for gas exploration and production. In the event a Block contains both oil and gas, as is the case in our Block Z-1, the 40 year term applies to oil exploration and production as well.

Additionally, through our wholly-owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”). The license agreement covering the property extends through May 2016.

We are in the initial stages of developing our oil and natural gas reserves and have begun producing and selling oil from the CX-11 platform in the Corvina field of Block Z-1 under an extended well testing program. Additionally our activities in Peru include analysis and evaluation of technical data on our  Blocks, preparation of the development plans for the Blocks, preparation of detailed engineering and design of the power plant and gas processing facilities, refurbishment of and designs for platforms to carry our drilling campaigns in the Corvina and Albacora fields in Block Z-1, procuring machinery and equipment for an extended drilling campaign, obtaining all necessary environmental and operating permits, bringing additional production on-line and securing the required capital and financing to conduct the current plan of operation.

At December 31, 2008, we had estimated net proved oil reserves of 17.2 MMBbls all of which were in the Corvina field in Block Z-1 located offshore northwest Peru. Of our total proved reserves, 4.2 MMBbls (25%) are classified as proved developed producing reserves and approximately 12.9 MMBbls (75%) are classified as proved undeveloped reserves. See “Supplemental Oil and Gas Disclosures (Unaudited)” in our consolidated financial statements in our Form 10-K for the year ended December 31, 2008 incorporated by reference herein for further information.

The table below sets forth net quantities of proved developed and undeveloped reserves of crude oil, standardized measure of future net cash flow and other information related to BPZ Resources, Inc.  The estimates of our reserves at December 31, 2008, are based on the report prepared by Netherland, Sewell & Associates, Inc. (“NSAI”), an independent reserve engineering firm, covering a portion of the Company’s Block Z-1 Corvina offshore field located in northwest Peru.

BPZ Resources, Inc. (As of December 31, 2008)(1)
Proved Developed Producing	4,223,398
Proved Undeveloped	12,930,405
Total Proved Reserves	17,153,803
Standardized Measure of Discounted Future Net Cash Flows, Discounted @ 10% (PV-10)(2)	$298,926,934

(1)           The Corvina oil reserves were based on data gathered from four wells (CX11-21XD, CX11-20XD, CX11-18XD and the CX11-14D) drilled from the CX-11 platform. The proved reserves were based on the oil-in-place within the area directly delineated by these four oil wells and NSAI estimated a recovery factor of approximately 25% for the proved reserves based on the good reservoir properties found in these wells.

(2)           Future income taxes have been estimated utilizing the tax rate applicable to the Standardized Measure of Discounted Future Net Cash Flows, using a discounted rate of 10% per annum, as of December 31, 2008.

Oil Development

We will conduct additional drilling activities based in part on an assessment of economic efficiencies, likely success and logistical issues such as scheduling required maintenance and replacement of equipment.

Corvina Field

In November 2008, we commenced drilling on the CX11-15D well and reached total drilling depth in January 2009. However, during the testing it was confirmed that the deeper prospective sands were found lower than expected and were located below the estimated oil-water contact, thus testing formation water. Subsequently we commenced sidetracking the CX11-15D well, targeting a location higher in the geological formation and reached total drilling depth of 9,390 feet in March 2009.  We began testing the sands that previously tested water and found them to be oil bearing. We added the CX11-15D well to the wells currently producing under our long-term oil testing program in June 2009.   The CX11-15D well was completed with a single production string in three of the oil sands that were successfully tested, leaving two accessible oil sands to be added at a later date and the two uppermost oil sands isolated from the producing sands.  The gas sands will remain behind pipe until needed for the gas-to-power project the Company is pursuing.

We have begun the workover of the CX11-20XD well which will attempt to eliminate gas channeling from gas sands located in close proximity above the oil zone, which has been limiting oil production from the well. The CX11-20XD has been shut in for the past few weeks due to the excessive gas being produced.  We expect the workover to take approximately one month to complete. During this period of time the CX11-20XD well will be off-line.

In addition, we successfully upgraded both production flow lines from the CX-11 platform in Corvina to the floating production, storage and offloading barge (“FPSO”). The new lines have enhanced capacity to handle the combined production of oil, gas and water from the CX-11 platform in a safe and efficient manner.

Albacora Field

The Albacora Field is located in the northern part of our offshore Block Z-1.  It consists of approximately 6,000 acres and, like the Corvina Field, Albacora is located in water depths of less than 200 feet. The Albacora A-1 platform is currently being refurbished and is nearing completion.  We intend to mobilize our new rig, upon completion of the ongoing acceptance test, to the A-1 platform in late June or early July.  We expect to spud the first well (A-14XD) toward the end of July or early August.  The A-14XD well will be a twin to the discovery well drilled by Tenneco in 1972, which previously tested both oil and gas in the upper formation in commercial quantities.  The first well in Albacora will target both the upper and lower formations and has been approved by the authorities as an exploration well due to the fact that the lower formations  have not been previously tested, thus meeting the current period license commitment for Block Z-1.

Reserve-Based Credit Facility

Natixis, a major French bank, is continuing its efforts to arrange and structure, on an exclusive basis, a reserve-based credit facility for us.  The facility has been revised to $70.0 million, inclusive of the funds already received by us under the $15.0 million International Finance Corporation (“IFC”) lending facility. We expect the initial borrowing capacity available under the facility to be approximately $50.0  million, inclusive of the $15.0 million already funded  under the IFC lending facility.  Natixis is awaiting final approvals from the other institutions before to commencing the closing process.

In addition, the closing of the commercial credit facility is dependent upon the successful negotiation of the related loan documents, and funding is predicated on the satisfaction of certain conditions precedent as will be specified in the loan documents.  Both the Natixis and IFC facilities will be governed by a single Common Terms Agreement. Terms of the reserve-based credit facility are expected to be commensurate with similar transactions in the market at the time of closing.  Based on current activities, we expect to close this financing in the early part of the third quarter of this year. However, we cannot provide assurance that the required level of commitments will be received or that the financing will close when anticipated, if at all.

Gas-to-Power Project

The Corvina gas-to-power project entails the installation of a 10-mile gas pipeline from the CX-11 platform to shore, construction of gas processing facilities and an approximately 135 megawatt (“MW”) simple-cycle electric generating plant.  The proposed power plant site is located adjacent to an existing substation and power transmission lines which, with certain upgrades, are expected to be capable of handling up to 360 MW of power.

On September 26, 2008, we, through our subsidiary, entered into a $51.5 million contract (the “Agreement”) for the purchase of three LM6000 gas-fired turbines from GE Packaged Power, Inc. and GE International, Inc. Sucursal de Peru (collectively “GE”).  In January 2009 BPZ and GE entered into an amendment of the contract. Under the terms of the amendment, both GE and BPZ agreed to a suspension period under the Agreement from and including December 15, 2008 through November 15, 2009, whereby no failure on the part of BPZ or GE to perform any obligations under the Agreement will give rise to a breach of contract or give right to terminate the contract, provided we make a $3.4 million progress payment no later than February 25, 2009 and a $3.5 million progress payment to GE no later than November 16, 2009.  On February 24, 2009, we paid the first progress payment of $3.4 million. Failure to make the second payment in full will result in immediate termination of the Agreement with no cure period or time to correct the breach.

Once we determine to bring the Agreement out of the suspension period, we will provide evidence that payment security has been established and new delivery dates, pricing and payment terms may be determined by us and GE. All previous payments made by us on the Agreement will be applied against any such new terms.

We currently estimate the gas-to-power project will cost approximately $150.0 million, excluding value added tax which will be recovered via early recovery program and/or future revenue billings.  Through discussions with IFC, approximately 60% of the project’s costs can be expected to be financed with traditional project financing, given current market conditions.  Accordingly, we commenced discussions with potential joint venture partners for the gas-to-power project in an attempt to secure additional equity for the project.  After receiving proposals for the Corvina gas-to-power project, management selected the potential partner in June 2009 and discussions with that party have begun.  The closing of this joint venture, which is targeted for fourth quarter 2009, will be subject to the satisfactory negotiation of joint venture agreement and related documents.  We expect any joint venture to result in our holding a minority position in the project.  We will retain the responsibility for the construction of the pipeline and will retain ownership of the pipeline.  Following the identification and selection of a partner and consummation of project contracts, we will enter into negotiations with the IFC regarding restructuring of the gas-to-power project financing. We are expecting terms with interest rates to reflect the current market conditions at the time of closing along with typical covenants for this type of financing.

Company Offices

Our principle executive offices are located at 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079 and our telephone number is (281) 556-6200. Our website address is www.bpzenergy.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING

Issuer	BPZ Resources, Inc., a Texas corporation

Common stock offered	shares.

Issue price	$

Common stock to be outstanding after this Offering(1)

Use of proceeds

We estimate the net proceeds from this offering will be approximately $                      million, after deducting placement agency fees and the estimated expenses for the offering. We intend to use the net proceeds from this offering for general corporate purposes, including without limitation, reduction or refinancing of debt or other corporate obligations, capital expenditures and for working capital. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies. See “Use of Proceeds.”

Dividend policy

We currently intend to retain all future earnings to fund the development and growth of our business. We have never paid cash or other dividends on our stock. For the foreseeable future, we intend to retain earnings, if any, to meet our working capital requirements and to finance future operations. Accordingly, we do not plan to declare or distribute cash dividends to the holders of our common stock in the foreseeable future.

Listing	Our common stock is listed on the NYSE Amex under the symbol “BPZ.”

Risk factors

See “Risk Factors” beginning on page S-5 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

(1)  The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 94,486,094 shares of our common stock outstanding as of June 22, 2009 and excludes 3,894,348 potentially dilutive shares of common stock, consisting mainly of options granted under our 2005 or 2007 Long Term Incentive Compensation Plans.

RISK FACTORS

The purchase of our common stock is a substantial transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors.

Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry, the Power Industry, and Our Business.

We have a limited operating history and have only engaged in start-up and development activities. We are in the initial stages of developing our oil and natural gas reserves and have recently begun producing and selling oil from our recent discoveries under an extended well test program.  We are also subject to all of the risks inherent in attempting to expand a relatively new business venture. Such risks include, but are not limited to, the possible inability to profitably operate our existing properties or properties to be acquired in the future, our possible inability to fully fund the development requirements of such properties and our possible inability to acquire additional properties that will have a positive effect on our operations. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities.  Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors,” we may, in particular, not be able to profitably execute our plan of operation.

We have not been profitable since we commenced operations and have a significant working capital deficit.  To date we have had limited revenue and limited earnings from operations.  As of December 31, 2008 and March 31, 2009, we had a working capital deficit of approximately $30 million and $0.6 million, respectively, and we may incur working capital deficits in the future.  We cannot provide any assurance that we will be profitable in the future or that we will be able to generate cash from operations or financings to fund working capital deficits.

We must comply with Peruvian legal and regulatory requirements to be able to produce and sell oil beyond the period of the current well test program. Our current well test program in the Corvina Field will likely end no later than May 31, 2010.  In particular, we are required to meet certain environmental and technical requirements before the end of the well test program in order to continue with commercial sales.  If we fail to meet these requirements before the end of the well test period, we could be required to cease production and discontinue commercial sales, which would have a materially adverse impact on our financial condition, our operations and our ability to execute our business plan.

As of December 31, 2008, approximately 75% of our estimated net proved reserves were undeveloped.  There can be no assurance that all of these reserves will ultimately be developed or produced.  We own rights to oil and gas properties that have limited or no development. There are no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations.  The reserve data assumes that we will make significant capital expenditures to develop our reserves.  We have prepared estimates of our natural gas and oil reserves and the costs associated with these reserves in accordance with industry standards.  However, the estimated costs may not be accurate, development may not occur as scheduled, or the actual results may not be as estimated.  We may not have or be able to obtain the capital we need to develop these proved reserves.

We require additional financing for the exploration and development of our foreign oil and gas properties and the construction of our proposed power generation facility, pipeline and gas processing facility. Since the merger with Navidec, Inc. (“Navidec”) on September 10, 2004 (the “Merger”), we have funded our operations with the net proceeds of approximately $197 million in various private and public offerings of our common stock, $15.5 million in convertible debt financing from the IFC, and $15.0 million in a reserve-based lending facility with IFC. We have recently begun to generate revenues from operations. With these funds we have begun to implement our plans to develop our existing oil and gas properties, but we will need significant additional financing to fully implement our plan of operation. If we are unable to timely obtain adequate funds to finance our exploration and development, our ability to develop our oil and natural gas reserves may be limited or substantially delayed. Such limitations or delays could result in the potential loss of our oil and gas properties if we were unable to meet our obligations under the license agreements, which could, in turn, limit our ability to repay our debts. Inability to timely obtain funds also could cause us to delay, scale back or abandon our plans for construction of our power generation facility, pipelines and gas processing facility.

Future amounts required to fund our foreign activities may be obtained through additional equity and debt financing, joint venture arrangements, the sale of oil and gas interests, and/or future cash flows from operations. However, adequate funds may not be available when needed or may not be available on favorable terms. The exact nature and terms of such funding sources are unknown at this time, and there can be no assurance that we will obtain such funding or have adequate funding available to finance our future operations.

Any failure to meet our debt obligations or the occurrence of a continuing default under our debt facility would adversely affect our business and financial condition.  Through our subsidiaries BPZ Exploración & Producción S.R.L. and BPZ Marine Peru S.R.L., as borrowers, we entered into a $15.0 million senior revolving debt facility with IFC in August 2008, which funded in October 2008. This is the first tranche of the proposed overall debt package with the IFC, and a commercial bank, which is expected to be a total of approximately $70.0 million once the second tranche has been finalized with the commercial bank.  If the second tranche is closed, we expect the initial available borrowing capacity to be approximately $50.0 million, inclusive of the $15.0 million already closed and funded by the IFC. The current facility (and the additional senior debt, when and if closed) will be secured by the current proved oil reserves in our Corvina field in Block Z-1.

The debt facility provides for events of default customary for agreements of this type, including, among other things:

•                  payment breaches under any of the finance documents for the first and second tranche of the senior debt;

•                  failure to comply with obligations under the finance documents;

•                  representation and warranty breaches;

•                  expropriation of the assets, business or operations of any borrower;

•                  insolvencies of any borrower;

•                  certain attachments against the assets of any borrower;

•                  abandonment or extended business interruption of the Corvina Field or certain other petroleum assets for a period over 100 consecutive days or an aggregate of 120 days in any twelve month period;

•                  failure to maintain certain authorizations with respect to any financing documents with the IFC, the development and operation of the Corvina Field in Block Z-1, any additional petroleum assets under license contracts with Perupetro or certain other key agreements;

•                  revocation of any financing or security documents with the IFC or certain key agreements;

•                  defaults on certain liabilities;

•                  certain judgments against the borrower or any subsidiary;

•                  failure to make payment on any other liabilities in excess of $2 million;

•                  engagement in certain sanctionable, such as fraudulent, coercive or corrupt, practices; or

•                  restrictions enacted in Peru that could inhibit any payment a borrower is required to make under the financing documents with the IFC.

Upon the occurrence of an event of default or a specified change of control event, each lender under our debt facility may: (i) terminate all or part of the relevant facility; (ii) declare all or part of the principal amount of the loan, together with accrued interest, immediately due and payable;  (iii) declare all or part of the principal amount of the loan, together with accrued interest, payable on demand; or (iv) declare any and all of the security documents under the facility enforceable and exercise its rights under such documents, including rights of foreclosure against the collateral. In addition, if any borrower is liquidated or declared bankrupt, all loans and interest accrued on it or any other amounts due, will become immediately due and payable without notice.

The maximum amount available under this facility will be reduced by $2.5 million beginning on December 16, 2010 and every six months thereafter during the term of the Agreement.  The facility is subject to a semi-annual borrowing base determination based on the value of oil reserves. In the event the amount outstanding exceeds the re-determined borrowing base, we could be forced to repay a portion of our borrowings.  We may not have sufficient funds to make any required repayment. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings, we may be required to arrange new financing or sell a portion of our assets.

Our ability to meet our current and future debt obligations and other expenses will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control.  If our cash flow is not sufficient to service our debt, we may be required to refinance the debt, sell assets or sell shares of common stock on terms that we do not find attractive, if it can be done at all.

Demand for oil and natural gas is highly volatile and current worldwide demand appears to be declining.  A substantial or extended decline in oil or natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan.  The worsening global economy has weakened oil demand.  A continued slowing of global economic growth will likely reduce demand for oil and natural gas, increase spare productive capacity and result in lower oil and natural gas prices, which will reduce our cash flow from operations.

Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices.

Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Oil and natural gas prices have declined significantly over the last two quarters of 2008 and may continue to decline.  In early July 2008, commodity prices reached levels in excess of $140.00 per Bbl of crude oil and $13.00 per Mcf for natural gas.  As of January 31, 2009, those prices were $41.68 per Bbl and $4.40 per Mcf, respectively.  Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include:

•                  international political conditions (including wars and civil unrest);

•                  the domestic and foreign supply of oil and gas;

•                  the level of consumer demand;

•                  weather conditions;

•                  domestic and foreign governmental regulations and other actions;

•                  actions taken by the Organization of Petroleum Exporting Countries (OPEC);

•                  the price and availability of alternative fuels; and

•                  overall economic conditions.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil and natural gas we can produce economically, if any. A continuation of low or a further decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity, and may require a reduction in the carrying value of our oil and gas properties. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.  We do not enter into hedging arrangements or use derivative financial instruments such as crude oil forward and swap contracts to hedge our risk associated with fluctuations in commodity prices.

Recent changes in the financial and credit market may impact economic growth, and combined with the recent volatility of oil and natural gas prices, may also affect our ability to obtain funding on acceptable terms or obtain funding under our proposed credit facilities.  Global financial markets and economic conditions have been, and continue to be, disrupted and volatile.  Accordingly, the equity capital markets have become exceedingly distressed.  These issues, along with significant asset write-offs in the financial services sector, the re-pricing of credit risk and the current weak economic conditions, have made, and will likely continue to make, it difficult to obtain debt or equity capital funding.

In addition, we may be unable to close or obtain adequate funding under our proposed credit facilities because (i) our lending counterparties may be unwilling or unable to meet their funding obligations or (ii) our borrowing base under the proposed credit facilities is decreased as the result of a re-determination, reducing it due to lower oil or natural gas prices, operating difficulties, declines in reserves, lending requirements or regulations, or for any other reason.

Due to these and possibly other factors, we cannot be certain funding will be available if needed, and to the extent required, on acceptable terms.  If funding is not available as needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our exploratory and development plan, enhance our existing business, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our production, revenues and results of operations.

Our future operating revenue is dependent upon the performance of our properties. Our future operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore, acquire and develop additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. No assurance can be given that we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves in the future, or we may not be able to make a profit from the reserves that we may discover. In addition, we are in a long-term testing program and regularly bring wells on or offline depending on technical performance and testing period requirements.  In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional, third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests in the Company, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

Our business involves many uncertainties and operating risks that may prevent us from realizing profits and can cause substantial losses. Our exploration and production activities may be unsuccessful for many reasons, including weather, the drilling of dry holes, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well will not ensure we will realize a profit on our investment. A variety of factors, including geological, regulatory and market-related factors can cause a well to become uneconomical or only marginally economical. Our business involves a variety of operating risks, including:

•                  fires;

•                  explosions;

•                  blow-outs and surface cratering;

•                  uncontrollable flows of natural gas, oil and formation water;

•                  natural disasters, such as typhoons and other adverse weather conditions;

•                  pipe, cement, subsea well or pipeline failures;

•                  casing collapses;

•                  mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•                  abnormally pressured formations; or

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of harmful gases.

Experiencing any of these operating risks could lead to problems with any well bores, platforms, gathering systems and processing facilities, which could adversely affect any drilling operations we may commence. Affected drilling operations could further lead to substantial losses as a result of:

•                  injury or loss of life;

•                  severe damage to and destruction of property, natural resources and equipment;

•                  pollution and other environmental damage;

•                  clean-up or other remediation responsibilities;

•                  regulatory requirements, investigations and administrative, civil and criminal penalties;

•                  suspension of our operations; or

•                  repairs to resume operations.

If any of these risks occur, we may have to curtail or suspend any drilling or production operations and we could have our sales of oil interrupted or suspended, which could have a material adverse impact on our financial condition, operations and ability to execute our business plan.

We conduct offshore exploration, exploitation and production operations off the coast of northwest Peru, all of which are also subject to a variety of operating risks peculiar to the marine environment. Such risks include collisions, allisions, groundings and damage or loss from adverse weather conditions or interference from commercial fishing activities. These conditions can cause substantial damage to facilities, tankers and barges, as well as interrupt operations. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

Disruption of services provided by our barges and tankers could temporarily impair our operations and delay delivery of our oil to be sold. We depend on our deck barge BPZ-01 to act as a tender for our offshore drilling operations in our Corvina field in Block Z-1. In addition, we have two barges under capital lease to use in support of our offshore oil production operations.  One barge is used as a floating production, storage and offloading facility and the other is currently being used as a floating oil storage facility.  In addition, we have time chartered a double hull tank barge to transport crude oil from our offshore production and storage facilities in Corvina Field to the Talara refinery approximately 70 miles south of the platform where the oil is sold at current market prices under our current oil contract with Petroperu. These vessels are an important element in our strategy to control drilling, storage and transportation costs by allowing the use of existing platforms and avoiding the use of high-priced ships. Any disruption or delay of the services to be provided by our barges or tanker because of adverse weather conditions, accidents, mechanical failures, insufficient personnel or other events could temporarily impair our operations, delay implementation of our business plan, and increase our costs.

Our reserve estimates depend on many assumptions that may turn out to be inaccurate.  Any material inaccuracies in our reserve estimates or underlying assumptions will materially affect the estimated quantities and present value of our reserves.  The process of estimating oil and natural gas reserves is complex.  It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors that may turn out to be inaccurate.  Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and the calculation of the present value of reserves shown or incorporated by reference in this prospectus.

In order to prepare our reserve estimates, our independent petroleum engineer must project production rates and timing of development expenditures as well as analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary.  The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes, and availability of funds.  Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves will most likely vary from our estimates, and those variances may be material.  Any significant variance could materially affect the estimated quantities and present value of our reserves.  In addition, our independent petroleum engineer may adjust estimates of proved reserves to reflect production history, drilling results, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

One should not assume that the net present value of our proved reserves prepared in accordance with Security and Exchange Commission guidelines (“SEC” or the “Commission”) referred to or incorporated by reference in this prospectus is the current market value of our estimated oil reserves.  We base the net present value of future net cash flows from our proved reserves on the date of estimate.  Actual future prices, costs, taxes and the volume of produced reserves may differ materially from those used in the net present value estimate.

The Commission currently permits oil and natural gas companies, in their public filings with the Commission, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions.  The Commission’s current guidelines strictly prohibit us from including “probable reserves” and “possible reserves” in such filings, although we may disclose such reserves in other disclosures not filed with the Commission. We also caution you that the Commission views such “probable” and “possible” reserves estimates as inherently unreliable and these estimates may be seen as misleading to investors unless the reader is an expert in the oil or natural gas industry.  Unless you have such expertise, you should not place undue reliance on these estimates.  Potential investors should also be aware that such “probable” and “possible” reserve estimates will not be contained currently in any “resale” or other registration statement filed by us that offers or sells shares on behalf of purchasers of our common stock and may have an impact on the valuation of the resale of the shares.  Except as required by applicable law, we undertake no duty to update this information and do not intend to update this information.

Future oil and natural gas declines or unsuccessful exploration efforts may result in significant charges or a write-down of our asset carrying values.  We follow the successful efforts method of accounting for our investments in oil and natural gas properties.  Under this method, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. Certain costs of exploratory wells are capitalized pending determinations that proved reserves have been discovered.  If proved reserves are not discovered with an exploratory well, the costs of drilling the well are expensed.

The capitalized costs of our oil and natural gas properties, on a field basis, cannot exceed the estimated undiscounted future net cash flows of that field.  If net capitalized costs exceed undiscounted future net cash flows, we must write down the costs of each such field to our estimate of its fair market value.  Unproved properties are evaluated at the lower of cost or fair market value.  Accordingly, a significant decline in oil or natural gas prices or unsuccessful exploration efforts could cause a future write-down of capitalized costs.

We evaluate impairment of our proved oil and gas properties whenever events or changes in circumstances indicate an asset’s carrying amount may not be recoverable. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues.  Once incurred, a write-down of oil and natural gas properties cannot be reversed at a later date even if oil or natural gas prices increase.

Our management team has limited experience in the power generation business and we need additional funding to construct power generation and gas processing facilities and pipelines. Our plan of operation includes constructing power generation and gas processing facilities and pipelines in Peru and Ecuador.  However, the experience of our management team has primarily been in the oil and natural gas exploration and production industry and we have limited experience in the power generation business. We are initially relying on consultants and outside engineering and technical firms to provide the expertise to plan and execute the power generation aspects of our strategy and we have not yet hired all necessary full-time employees to manage this line of business. In addition, we are currently in discussions with a prospective joint venture partner to participate in our gas-to-power project.  If we are unable to successfully find a joint venture partner we will need to find alternative sources of funding for the construction of the power generation and gas processing facilities and pipelines.

Construction and operation of power generation and gas processing facilities and pipelines involve significant risks and delays that cannot always be covered by insurance or contractual protections. The construction of power generation and gas processing facilities and pipelines involve many risks, including:

•                  supply interruptions;

•                  work stoppages;

•                  labor disputes;

•                  social unrest;

•                  inability to negotiate acceptable construction, supply or other contracts;

•                  inability to obtain required governmental permits and approvals;

•                  weather interferences;

•                  unforeseen engineering, environmental and geological problems;

•                  unanticipated cost overruns;

•                  possible delays in the acquisition of necessary gas turbines;

•                  possible delays in connection with power plant construction;

•                  possible delays or difficulties in completing financing arrangements for the gas-to-power project; and

•                  possible difficulties or delays with respect to any necessary Peruvian regulatory compliance.

The ongoing construction and future operation of these facilities involve all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performances below expected levels of output or efficiency. We intend to maintain commercially reasonable levels of insurance where such insurance is available and cost-effective, obtain warranties from vendors and obligate contractors to meet certain performance levels. However, the coverage or proceeds of any such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues and/or higher costs.

The success of our gas-to-power project depends, in part, on the existence and growth of markets for natural gas and electricity in Peru and Ecuador. Peru has a relatively well-developed and stable market for electricity, while the power market in Ecuador is not as well-developed or stable. Both countries rely on hydroelectric generating capacity for a significant portion of their power demand. Hydroelectric plants are much less expensive to operate than plants that utilize natural gas, but they are subject to variable output based on rainfall and reservoir levels. The majority of the non-hydroelectric or thermal power capacity in both countries consists of generating plants that utilize diesel or fuel oil, which are significantly more costly than natural gas at this time. Both countries have natural gas reserves and production, but neither has a well-developed natural gas infrastructure. Our immediate business plan relies on the continued stability of the power market in Peru (and Ecuador for the purpose of gas sales to third-party power producers in Ecuador), and our longer-term plans depend on the further development of the electricity market in Ecuador. We currently do not expect to complete our power plant until 2011. Our assessment of the future power market and demand in Peru and Ecuador could be inaccurate. We are subject to the risks that:

•                  relatively more favorable business conditions for hydroelectric plants, a material reduction in power demand or other competitive issues may adversely affect the demand and prices for the electricity that we expect to produce by the time the power plant is completed;

•                  our lifting costs could exceed the minimum wholesale power prices available, making the sale of our gas uneconomical;

•                  potential disruptions or changes to regulations of the natural gas or power markets in these countries could occur by the time our power plant is completed, or we may not receive the necessary environmental or other permits and governmental approvals to operate our power plant;

•                  although we plan to enter into long-term contracts to sell a significant part of our future power production, there can be no assurance that we will be successful in obtaining such contracts or that they will be on favorable terms; and

•                  we will also be subject to the general commercial issues related to being in the power business, including the credit-worthiness of, and collections from future customers and the ability to profitably operate our future power plants.

The geographic concentration of our properties in northwest Peru and southwest Ecuador subjects us to an increased risk of loss of revenue or curtailment of production from factors affecting that region specifically. The geographic concentration of our properties in northwest Peru and southwest Ecuador and adjacent waters means that some or all of our properties could be affected by the same event at the same time. For example, all our properties could experience at the same time, any of  the following:

•                  severe weather (such as the effects of “El Niño,” which can cause excessive rainfall and flooding in Peru and Ecuador);

•                  delays or decreases in production, the availability of equipment, facilities or services;

•                  delays or decreases in the availability of capacity to transport, gather or process production; or

•                  changes in the political or regulatory environment.

Because all our properties could experience the same conditions at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other operators who have properties over a wider geographic area.

Along with the general instability that comes from international operations, we face political and geographical risk specific to working in South America. Presently, all of our oil and gas properties are located in South America, specifically Peru and Ecuador. The success and profitability of our international operations may be adversely affected by risks associated with international activities, including:

•                  economic, labor and social conditions

•                  local and regional political instability;

•                  tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations); and

•                  fluctuations in the value of the U.S. dollar versus the local currencies in which oil and gas producing activities may be conducted.

This instability in laws, expenses of operations and fluctuations in exchange rates may make our assumptions about the economic viability of our oil and gas properties incorrect. If these assumptions are incorrect, we may not be able to earn sufficient revenue to cover our costs of operations.

Our operations in Peru and Ecuador involve substantial costs and are subject to certain risks because the oil and gas industry in Peru and Ecuador is less developed when compared to the United States. Because the oil and gas industry in Peru and Ecuador is less developed than in the United States, our drilling and development operations, in many instances, will take longer to complete and may cost more than similar operations in the United States. The availability of technical expertise and specific equipment and supplies may be more limited or costly in Peru and Ecuador than in the United States.  If we are unable to obtain or unable to obtain without undue cost drilling rigs, equipment, supplies or personnel, our exploitation and exploration operations could be delayed or adversely affected, which could have a material adverse effect on our business, financial condition or results of operations.  Furthermore, once oil and natural gas production is recovered, there are fewer ways to transport it to market for sale. Pipeline and trucking operations are subject to uncertainty and lack of availability. Oil and natural gas pipelines and truck transport travel through miles of territory and are subject to the risk of diversion, destruction or delay. We expect that such factors will continue to subject our international operations to economic and operating risks that companies with domestic operations do not experience.

We are subject to numerous foreign laws and regulations of the oil and natural gas industry that can adversely affect the cost, manner or feasibility of doing business. Our operations are subject to extensive foreign laws and regulations relating to the exploration for oil and natural gas and the development, production and transportation of oil and natural gas as well as electrical power generation.  Because the oil and gas industry in the countries in which we operate is less developed than elsewhere, changes in laws and interpretations of laws are more likely than in countries with a more developed oil and gas industry.  Future laws or regulations, as well as any adverse change in the interpretation of existing laws or our failure to comply with existing legal requirements may harm our results of operations and financial condition. In particular, there are indications that the current administration in Ecuador is likely to increase state intervention in the economy via new legislation and tightening control of areas such as energy, which could have a significant impact on our ability to operate in that country. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•                  work program guarantees and other financial responsibility requirements;

•                  taxation;

•                  royalty requirements;

•                  customer requirements;

•                  operational reporting;

•                  environmental and safety requirements; and

•                  unitization requirements.

Under these laws and regulations, we could be liable for:

•                  personal injuries;

•                  property and natural resource damages;

•                  governmental infringements and sanctions; and

•                  unitization payments.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts. The terms of each of our contracts with the government of Peru, including our Peruvian oil and gas license contracts, require that we perform certain activities, such as seismic acquisition, processing and interpretations and the drilling of required wells in accordance with those contracts and agreements. We are also required to conduct environmental impact assessments and establish our ability to comply with environmental regulations.  Our failure to timely perform those activities as required could result in the suspension of our current production and sale of oil, the loss of our rights under a particular contract and/or the loss of the amounts we have posted as a guaranty for the performance of such activities, which would result in a significant loss to us.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”), and our failure to comply with the laws and regulations thereunder could result in penalties which could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.  We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. Since all of our oil and gas properties are in Peru and Ecuador, there is a risk of potential FCPA violations.  We have a FCPA policy and a compliance program designed to ensure that the Company, its employees and agents comply with the FCPA.  There is no assurance that such policy or program will work effectively all of the time or protect us against liability under the FCPA for actions taken by our agents, employees and intermediaries with respect to our business or any businesses that we acquire.  Any violation of these laws could result in monetary penalties against us or our subsidiaries and could damage our reputation and, therefore, our ability to do business.

We are subject to complex environmental regulatory and permitting laws and regulations that can adversely affect the cost, manner and feasibility of our planned operations. The exploration for, and the development, production and sale of, oil and gas in South America, and the construction and operation of power generation and gas processing facilities and pipelines in Peru and Ecuador are subject to extensive environmental, health and safety laws and regulations. Our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. For example, we are required to obtain an environmental permit or approval from the government in Peru prior to conducting seismic operations, drilling a well or constructing a pipeline in Peruvian territory, including the waters offshore of Peru, where we intend to conduct future oil and gas operations. We are also required to comply with numerous environmental regulations in order to continue commercial sales of oil beyond the well test period currently in effect in Block Z-1, which will likely be required to be concluded by or before May 31, 2010.  Additionally, environmental laws and regulations promulgated in Peru impose substantial restrictions on, among other things, the use of natural resources, interference with the natural environment, and the location of facilities, the handling and storage of hazardous materials such as hydrocarbons, the use of radioactive material, the disposal of waste, and the emission of noise and other activities. The laws create additional monitoring and reporting obligations in the event of any spillage or unregulated discharge of hazardous materials such as hydrocarbons. Failure to comply with these laws and regulations also may result in the suspension or termination of our planned drilling operations and subject us to administrative, civil and criminal penalties.

Our current permits and authorizations and our ability to get future permits and authorizations may, over time, be susceptible to increased scrutiny, resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we may experience delays in obtaining permits and authorizations in Peru and Ecuador necessary for our operations, including those required to continue commercial sales of oil beyond the well test period, which will likely be required to be concluded by or before May 31, 2010. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations. Moreover, these laws and regulations could change in ways that substantially increase our costs. These laws and regulations have changed in the past and have generally imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly higher than those we currently anticipate, thereby increasing our overall costs. Failure to comply with new regulations could cause us to suspend or terminate certain operations or subject us to administrative, civil or criminal penalties. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and our ability to implement our plan of operation.

Compliance with, or breach of, laws relating to the discharge of materials into, and the protection of, the environment can be costly and could limit our operations. As an owner or lessee and operator of oil and gas properties in Peru and Ecuador, we are subject to various national, state and local laws and regulations relating to the discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, (i) impose liability on the owner or lessee under an oil and gas lease for the cost of property damage, oil spills, discharge of hazardous materials, remediation and clean-up resulting from operations; (ii) subject the owner or lessee to liability for pollution damages and other environmental or natural resource damages; and (iii) require suspension or cessation of operations in affected areas or related sales of oil and gas.

We have established practices for continued compliance with environmental laws and regulations and we believe the costs incurred by these policies and procedures so far have been necessary business costs in our industry. However, there is no assurance that changes in or additions to laws or regulations regarding the protection of the environment will not increase such compliance costs, or have a material adverse effect upon our capital expenditures, earnings or competitive position.

Our oil and gas operations involve substantial costs and are subject to various economic risks. Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. We also face the risk that the oil and/or gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and/or gas due to a lack of a market and that fluctuations in the prices of oil and/or gas will make development of those wells uneconomical. This could result in a total loss of our investments made in our operations.

Competition for oil and natural gas properties and prospects is intense; many of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating and obtaining properties and prospects. We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel and equipment. In addition, changes in Peruvian government regulation have enabled multinational and regional companies to enter the Peruvian energy market. We actively compete with other companies in our industry when acquiring new leases or oil and gas properties. Competition in our business activities has increased and will increase further, as existing and new participants expand their activities as a result of these regulatory changes. Many of our competitors possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than we have. For example, if several companies are interested in an area, Perupetro (a state company responsible for promoting and overseeing the investment of hydrocarbon exploration and exploitation activities in Peru) may choose to call for bids, either through international competitive biddings or through private bidding processes by invitation, and award the contract to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. Our competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. On the acquisition opportunities made available to us, we compete with other companies in our industry for properties operated by third parties through a private bidding process, direct negotiations or some combination thereof. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted. The availability of properties for acquisition depends largely on the business practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors we cannot control or influence.

The loss of senior management or key technical personnel could adversely affect us. We have engaged certain members of management who have substantial and unique expertise in the type of endeavors we presently conduct and the geographical areas in which we conduct them. We do not maintain any life insurance against the loss of any of these individuals. To the extent their services become unavailable, we will be required to retain other qualified personnel. There can be no assurance we will be able to recruit and hire qualified persons on acceptable terms.  Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. No assurance can be given that we will be able to recruit and hire such persons on acceptable terms.  Inability to replace lost members of management or personnel may adversely affect us.

Insurance does not cover all risks. Exploration for, and the production of, oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, formations, injury to persons, loss of life, or damage to property, the environment or natural resources. As a result, we presently maintain insurance coverage in amounts consistent with our business activities and to the extent required by our license contracts. Such insurance coverage includes certain physical damage to the Company’s and third parties’ property, hull and machinery, protection and indemnity, employer’s liability, comprehensive third party general liability, workers compensation and certain pollution and environmental risks. However, we are not fully insured against all risks in all aspects of our business, such as political risk, civil unrest, war, business interruption, environmental damage and reservoir loss or damage. Further, no such insurance coverage can insure for all operational or environmental risks. The occurrence of an event that is not insured or not fully insured could result in losses to us. For example, uninsured or under insured environmental damages, property damages or damages related to personal injuries could divert capital needed to implement our plan of operation. If any such uninsured losses are significant, we may have to curtail or suspend our drilling or other operations until such time as replacement capital is obtained, if ever, and this could have a material adverse impact on our financial position.

We may not be able to replace our reserves. Our future success will depend upon our ability to find, acquire and develop oil and gas reserves that are economically recoverable. Any reserves we develop will decline as they are produced unless we are able to conduct successful revitalization activities, or are able to replace the reserves by acquiring properties containing proven reserves, or both. To develop reserves and achieve production, we must implement our development and production programs, identify and produce previously overlooked or by-passed zones and shut-in wells, acquire additional properties or undertake other replacement activities. We can give no assurance that our planned development, revitalization, and acquisition activities will result in significant reserves replacement or that we will have success in discovering and producing reserves economically. We may not be able to locate geologically satisfactory property, particularly since we will be competing for such property with other oil and gas companies, most of which have much greater financial resources than we do. Moreover, even if desirable properties are available to us, we may not have sufficient funds with which to acquire or develop them.

Risks Relating to this Offering

Investor profits, if any, may be limited for the near future. In the past, we have never paid a dividend. We do not anticipate paying any dividends in the near future. Accordingly, investors in our common stock may not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock that may occur. Further, any appreciation in the price of our common stock may be limited or nonexistent as long as we continue to have operating losses. We have not been profitable and have accumulated deficits of operations totaling $75.0 million through March 31, 2009.  To date we have had limited revenue and no earnings from operations.  There can be no assurances that sufficient revenue to cover total expenses can be achieved until, if at all, we fully implement our operational plan.

Additional infusions of capital may have a dilutive effect on existing shareholders. To finance our operations we may sell additional shares of our common stock.  Our certificate of formation does not provide for preemptive rights. We currently have $222 million in common stock available under an effective shelf registration statement, which we may sell from time to time in one or more offerings pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods.  Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue common stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced. In addition, we are authorized to issue up to 25,000,000 shares of preferred stock, the rights and preferences of which may be designated by our Board of Directors. If we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock.

Shares eligible for future sale by our current shareholders may impair our ability to raise capital through the sale of our stock. As of March 31, 2009, we had 94,486,094  shares of common stock issued and outstanding. In addition, we have outstanding 3,894,348 shares of other potentially dilutive securities, which mainly consist of options granted under our 2005 Long-Term Incentive Compensation Plan, as amended and restated.  We also have an additional 2,541,450 shares of common stock allocated under our 2007 Long-Term Incentive Compensation Plan and our 2007 Directors’ Compensation Incentive Plan.  The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease and thus could impair our ability to raise capital through the sale of our equity securities.

We are controlled by our officers, directors and entities affiliated with them. In the aggregate, our management and directors own or control approximately 18.4% of our common stock issued as of March 31, 2009.  These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.

Our corporate organizational documents and the provisions of Texas law to which we are subject may delay or prevent a change in control of us that some shareholders may favor.  Our certificate of formation and bylaws contain provisions that, either alone or in combination with the provisions of Texas law described below, may have the effect of delaying or making it more difficult for another person to acquire us by means of a hostile tender offer, open market purchases, a proxy contest or otherwise. These provisions include:

•                  A board of directors classified into three classes of directors with each class having staggered, three-year terms.  As a result of this provision, at least two annual meetings of shareholders may be required for the shareholders to change a majority of our board of directors.

•                  The board’s authority to issue shares of preferred stock without shareholder approval, which preferred stock could have voting, liquidation, dividend or other rights superior to those of our common stock.  To the extent any such provisions are included in any preferred stock, they could have the effect of delaying, deferring or preventing a change in control.

•                  Our shareholders cannot act by less than unanimous written consent and must comply with the provisions of our bylaws requiring advance notification of shareholder nominations and proposals.  These provisions could have the effect of delaying or impeding a proxy contest for control of us.

•                  Provisions of Texas law, which we did not opt out of in our certificate of formation, that restrict business combinations with “affiliated shareholders” and provide that directors serving on staggered boards of directors, such as ours, may be removed only for cause.

Any or all of these provisions could discourage tender offers or other business combination transactions that might otherwise result in our shareholders receiving a premium over the then current market price of our common stock.

The market price and trading volume of our common stock may be volatile.  The market price of our common stock may be highly volatile and subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur.  If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which the shares were acquired.  We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.  Some of the factors that could adversely affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•                  actual or anticipated fluctuations in our results of operations;

•                  failure to be covered by securities analysts, or failure by us to meet securities analysts’ expectations;

•                  success of our operating strategies;

•                  decline in the stock price of companies that are our peers;

•                  realization of any of the risks described in this section; or

•                  general market and economic conditions.

Because we are a relatively new public company, these fluctuations may be more significant for us than they would be for a company whose stock has been publicly traded over an extended period of time.

In addition, the stock market has experienced in the past, and may in the future experience extreme price and volume fluctuations. These market fluctuations may materially and adversely affect the trading price of our common stock, regardless of our actual operating performance.

Purchasers in this offering will suffer immediate and substantial dilution. If you purchase common stock in this offering, you will experience immediate and substantial dilution of $      per share, based upon an assumed initial public offering price of $      per share, because the price you pay will be substantially greater than the adjusted net tangible book value per share of $       for the shares you acquire.  See “Dilution” on page S-18 for a more detailed discussion of dilution.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, which concern our business. Such statements are not guarantees of future performance, and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Risk Factors” in this prospectus and those discussed in the documents we have incorporated by reference. In some cases, you can identify forward looking statement by terms such as, “may,” “will,” “should,” “could,” would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus that address activities, events or developments we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward looking statements:

•                  our ability to satisfy any foreign governmental requirements affecting the license and other rights we have in oil and gas properties, including environmental and technical compliance as well as deadline for conducting exploration, testing and development activities;

•                  our ability to obtain sufficient financing to continue initial drilling operations and complete our gas-to-power project;

•                  our ability to discover, develop and produce economic quantities of oil and gas on our properties;

•                  capital costs of drilling and completing wells;

•                  capital costs of building other related production or gathering facilities;

•                  the availability of contract operators and drillers;

•                  the continued demand for crude oil and natural gas; and

•                  the expansion and growth of our operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our understanding of the industry. Such statements are subject to a number of assumptions including the following:

•                  risks and uncertainties, including the risk factors in this prospectus;

•                  general economic and business conditions;

•                  the business opportunities that may be presented to and pursued by us;

•                  changes in laws or regulations, including foreign laws and regulations that may impact us, and other factors, many of which are beyond our control; and

•                  ability to obtain financing under favorable conditions.

The cautionary statements contained or referred to or incorporated by reference in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $                  million, after deducting placement agency fees and the estimated expenses for the offering.  We intend to use the net proceeds from this offering for general corporate purposes, including without limitation, reduction or refinancing of debt or other corporate obligations, capital expenditures and for working capital.  Such debt reduction could include, at our option, repayment of all or any portion of our $15.0 million debt facility with the IFC, which matures in December 2012 and bears interest at an approximate rate of LIBOR plus 2.75%, and requires the borrowing base to be reduced by $2.5 million beginning on December 16, 2010 and every six months thereafter during the term of the Loan Agreement. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.

DILUTION

Purchasers of our common stock in this offering will suffer an immediate and substantial dilution in net tangible book value per share.  Dilution is the amount by which the public offering price paid by purchasers of common stock in this offering exceeds the net tangible book value per share of common stock after this offering.  Net tangible book value represents the amount of the Company’s total tangible assets reduced by its total liabilities.  The following table illustrates the estimated per share dilution:

Public offering price per share (1)	$
Net tangible book value per share as of March 31, 2009 (2)	$
Increase in net tangible book value per share attributable to new investors (3)	$
Adjusted net tangible book value per share after this offering	$

Dilution per share to new investors	$

(1)          Based on the sale of common stock at an offering price of $                  per share.

(2)          The Company has no intangible assets or goodwill included on its balance sheet.  Net tangible book value per share represents net tangible book value ($              ) divided by the number of shares of common stock outstanding plus the number of exchangeable shares (which are exchangeable for shares of common stock for no additional consideration) at March 31, 2009 (94,486,094), as reported in the Company’s Form 10-Q for the period ended March 31, 2009.  This does not give effect to the issuance of 3,894,348 potentially dilutive shares of common stock, consisting mainly of options granted under our 2005 or 2007 Long Term Incentive Compensation Plans following March 31, 2009.

(3)          Based on estimated net proceeds of the offering ($                  ).

IFC has the right to purchase shares of our common stock to retain its proportionate ownership pursuant to the Subscription Agreement dated December 16, 2006 by and between IFC and us. In addition, for a period of 90 days after April 27, 2009, the investors in our most recent private placement have the right to purchase common stock in a public offering of our equity securities by us, including this offering, based on their pro rata share of our outstanding stock prior to the issuance of such securities. The data in the table above does not give any effect to the exercise of IFC’s right or to the exercise or conversion of other outstanding options, warrants or convertible securities, some of which may be exercisable or convertible at prices below net tangible book value per share.

CAPITALIZATION

The following table sets forth our unaudited cash and capitalization as of March 31, 2009 on a historical basis and on an as adjusted basis to reflect our receipt of the estimated net proceeds from this offering of approximately $                 million, after deducting placement agency fees and other estimated offering expenses.

	As of March 31, 2009
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$28,482	$
Total debt	20,996
Shareholders’ equity:
Common stock, no par value, 250,000,000 authorized; 94,486,094 shares issued and outstanding; shares issued and outstanding, as adjusted	275,271
Accumulated deficit	(75,004)
Total shareholders’ equity	200,267
Total capitalization	$221,263	$

PRICE RANGE OF OUR COMMON STOCK

On June     , 2009, we had 94,486,094 shares of common stock outstanding, beneficially held by an estimated 14,790 holders.  Our common stock is listed on the NYSE Amex under the symbol “BPZ.”

The closing price of our common stock on June 24, 2009, as reported on the NYSE Amex, was $5.18 per share.  The following table shows the high and low intraday sales prices of our common stock during 2007, 2008, and the first quarter of 2009 through June 24, 2009:

	High	Low
2007
First Quarter	$6.16	$3.60
Second Quarter	7.95	5.55
Third Quarter	8.00	4.14
Fourth Quarter	13.19	7.61
2008
First Quarter	23.20	10.51
Second Quarter	29.52	17.20
Third Quarter	29.88	12.00
Fourth Quarter	17.39	3.95
2009
First Quarter	9.18	2.25
Second Quarter (through June 24, 2009)	7.65	3.60

DESCRIPTION OF OUR CAPITAL STOCK

General

The following is a summary of the rights of our common stock and preferred stock and related provisions of our certificate of formation and bylaws.  For more detailed information, please see our certificate of formation and bylaws, as amended.

Common Stock

The Company has 250,000,000 shares of common stock, no par value, authorized by its Certificate of Formation.  The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders.  Shares of common stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding common stock will be able to elect the entire Board of Directors; if they do so, minority stockholders would not be able to elect any persons to the Board of Directors.  Our bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for stockholders meetings except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Except as described in “Dilution”, shareholders of the Company have no preemptive rights to acquire additional shares of common stock or other securities.  The common stock is not subject to redemption and carries no subscription or conversion rights.  In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities.  Holders of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends.  The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares of common stock without action by the stockholders.  The issuance of such shares would reduce the percentage ownership held by existing shareholders and may dilute the book value of their shares.

Preferred Stock

The Company has up to 25,000,000 shares of preferred stock available for future issuance.  All authorized but unissued shares of preferred stock will be available for issuance in one or more series with rights and preferences, including any dividend, voting conversion, liquidation or redemption rights, to be established by the Board of Directors from time to time without further action by the shareholders, unless such action is otherwise required by applicable law.

The holders of preferred stock will generally rank superior to holders of common stock in the collection of dividends, if any, and with respect to any asset distribution in the event of dissolution or bankruptcy.  The holders of preferred stock may have the right to convert their preferred stock into common stock if that right is granted by the Board of Directors in the issuance of a particular series of preferred stock.  The holders of preferred stock may have a greater expectation to a certain dividend if that right is included as part of the issuance of a series of preferred stock.  The preferred stock may be issued with or without voting power, but in any case will not be issued with superior voting power per share than the Company’s common stock.  Holders of the preferred stock will also not have preemptive rights to subscribe for any additional securities which may be issued by the Company.

Anti-Takeover Provisions

Texas has a “business combination” statute, which restricts mergers and other business combinations with certain persons who have acquired significant blocks of a corporation’s stock. The Texas statute provides that, if a person acquires 20% or more of the stock of a Texas corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years. The Texas statute includes an exception to this prohibition. If, for example, the board of directors approves the stock acquisition or the transaction prior to or after the time that the person becomes an “affiliated shareholder” (i.e. attaining 20% ownership), or if the transaction is approved by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the affiliated shareholder, then the prohibition on business combinations is not applicable.

Classified Board of Directors

The Texas Certificate of Formation and the Texas Bylaws of the Company provide for a staggered board of directors to be divided into three classes consisting of two directors, each class serving staggered three-year terms.  As a result, shareholders elect a portion of the Board of Directors each year.  Presently the Board has five members and one vacancy, for which we are currently seeking a suitable candidate to fill.

Transfer Agent and Registrar

The transfer agent for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

Indemnification; Limitation of Liability

Under the provisions of Chapter 8 of the Texas Business Code and our Certificate of Formation, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons.  Section 8.101 if the Texas Business Organizations Code provides that a corporation may indemnify a governing person, or delegate, who was, is or is threatened to be made a named defendant or respondent in a proceeding if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed that (a) in the case of conduct in his official capacity that his conduct was in the corporation’s best interest and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  However, if the person is found liable on the basis that he received an improper personal benefit, indemnification under Texas law is limited to the reimbursement of reasonable expenses actually incurred by the person in connection with the proceedings and does not include a judgment, a penalty, a fine, and an excise or similar tax, and no indemnification will be available if the person is found liable for willful or intentional misconduct, breach of the person’s duty of loyalty, or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation.  Under Texas law, indemnification by the corporation is mandatory if the person is wholly successful on the merits or otherwise, in the defense of the proceeding.

Our Certificate of Formation obligates us to indemnify our directors and officers to the fullest extent permitted under Texas law.  Additionally, our Certificate of Formation and Bylaws grant us the authority to the maximum extent permitted by Texas law to purchase and maintain insurance providing such indemnification.

PLAN OF DISTRIBUTION

We are offering the common stock on a best efforts basis through Canaccord Adams Inc., Raymond James & Associates, Inc., Pritchard Capital Partners, LLC, Rodman & Renshaw, LLC and Wunderlich Securities, Inc., the placement agents.   Canaccord Adams Inc., Raymond James & Associates, Inc., Pritchard Capital Partners, LLC, Rodman & Renshaw, LLC and Wunderlich Securities, Inc. have agreed to act as the placement agents for the sale of up to            shares of common stock, subject to the terms and conditions contained in a Placement Agency Agreement dated as of June 25, 2009 between us and the placement agents.  The placement agents are not purchasing or selling any securities under this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of securities.

The Placement Agency Agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse changes in our business and the receipt of customary legal opinions, letters and certificates.

We will pay the placement agents and certain other registered broker-dealers, an aggregate placement agent fee equal to 5% of the gross proceeds of the sale of the shares, plus the reimbursement of expenses (including legal fees), in accordance with the Placement Agency Agreement.  The estimated offering expenses payable by us, in addition to the placement agents’ fee, are approximately $                  , which includes our legal and accounting costs, the placement agents’ expenses (including legal fees) and various other fees associated with registering and listing the common shares.  After deducting certain fees due to the placement agents and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $                        .

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the Placement Agency Agreement.  We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

We, along with our executive officers and directors, have agreed that we will not sell, contract to sell or otherwise dispose of or issue any of our securities, without the prior written consent of Canaccord Adams Inc., for a period of 90 days from the date this placement of common stock, except pursuant to previously issued options, any agreements providing for anti-dilution or other stock purchase or share issuance rights in existence on the date hereof, any employee benefit or similar plan in existence on the date hereof or duly adopted hereafter, any 10b5-1 trading plan put into place during such period that becomes effective after the expiration of the 90-day period, or any technology license agreement, strategic alliance or joint venture in existence on the date hereof or which we may enter into hereafter.

This is a brief summary of the material provisions of the Placement Agency Agreement with the placement agents and does not purport to be a complete statement of its terms and conditions.  A copy of the Placement Agency Agreement will be on file with the Securities and Exchange Commission as an exhibit to a current report on Form 8-K to be filed by us.

The transfer agent for our common stock to be issued in this offering is Computershare Trust Company, Inc.

Our common stock is traded on the NYSE Amex under the symbol “BPZ”.

A prospectus supplement and prospectus in electronic format may be made available on the web sites maintained by the placement agents and the placement agents may distribute the prospectus supplement and the accompanying prospectus electronically.

MATERIAL UNITED STATES TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following summary describes certain material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a Non-U.S. Holder (as defined below) holding shares of our common stock as capital assets (i.e., generally, property held for investment) as of the date of this prospectus. The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings and judicial decisions thereunder all as in effect as of the date hereof. Such authorities may be repealed, revoked or modified with or without retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below.

This discussion does not address all aspects of U.S. federal income taxation and does not deal with gift, foreign, state and local tax consequences that may be relevant to such Non-U.S. Holders in light of their personal circumstances. Special U.S. tax rules may apply to certain Non-U.S. Holders, such as “controlled foreign corporations,” “passive foreign investment companies,” banks, insurance companies, corporations that accumulate earnings to avoid U.S. federal income tax, investors in partnerships or other pass-through entities for U.S. federal income tax purposes, dealers in securities, holders of securities held as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and certain former citizens or long-term residents of the United States that are subject to special treatment under the Code. Such entities and persons should consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

If a foreign partnership or other foreign pass-through entity holds our common stock, the tax treatment of a partner in the partnership or an owner of the entity generally will depend on the status of the partner or owner and the activities of the partnership or entity. Persons who are partners in partnerships or owners of pass-through entities holding our common stock should consult their own tax advisors.

The authorities on which this summary is based are subject to various interpretations, and any views expressed within this summary are not binding on the Internal Revenue Service (which we also refer to as the IRS) or the courts. No assurance can be given that the IRS or the courts will agree with the tax consequences described in this prospectus.

As used herein, a “Non-U.S. Holder” means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes:

•            a citizen or resident of the United States;

•            a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•            an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•            a trust (1) that is subject to primary supervision by a court situated within the United States and as to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

THIS DISCUSSION DOES NOT CONSTITUTE LEGAL ADVICE TO ANY PROSPECTIVE PURCHASER OF OUR COMMON STOCK. INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Dividends

Although we do not anticipate that we will pay cash dividends in the foreseeable future, if we make distributions on our common stock, such distributions paid to a Non-U.S. Holder generally will constitute dividends for U.S. federal income tax purposes to the extent such distributions are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the Non-U.S. Holder’s investment to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain. See “Gain on Disposition of Common Stock” for additional information.

Dividends paid to a Non-U.S. Holder generally will be subject to withholding of United States federal income tax currently at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. A Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate for dividends generally will be required to complete IRS Form W-8BEN (or other applicable form) and certify, under penalty of perjury, that such holder is not a U.S. person and is eligible for the benefits with respect to dividends allowed by such treaty. Special certification requirements apply to certain Non-U.S. Holders that are “pass-through” entities for U.S. federal income tax purposes. A Non-U.S. Holder eligible for a reduced rate of U.S.  tax pursuant to an income tax treaty generally may obtain a refund of any excess amounts withheld from the IRS by timely filing an appropriate claim for refund with the IRS.

This U.S. withholding tax generally will not apply to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, and, if a treaty applies, attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder. Dividends effectively connected with the conduct of a trade or business, as well as those attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, are subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Certain IRS certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from withholding. Any such effectively connected dividends received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain recognized on a sale or other disposition of common stock unless:

•            the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, where a tax treaty applies, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder;

•            the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of disposition and meets certain other requirements; or

•            we are or have been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code, also referred to as a USRPHC, for United States federal income tax purposes at any time within the five-year period preceding the disposition (or, if shorter, the Non-U.S. Holder’s holding period for the common stock).

Gain recognized on the sale or other disposition of common stock and effectively connected with a U.S. trade or business, or attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder under an applicable treaty, is subject to U.S. federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a U.S. person, as defined under the Code. Any such effectively connected gain from the sale or disposition of common stock received by a Non-U.S. Holder that is a foreign corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder who is present in the United States for 183 or more days during the taxable year of disposition generally will be subject to a 30% tax imposed on the gain derived from the sale or disposition of our common stock, which may be offset by U.S. source capital losses realized in the same taxable year.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. For this purpose, real property interests include land, improvements and associated personal property. The IRS regulations identify an interest in real property to include a fee ownership, co-ownership, or leasehold in real property.

We have not determined whether we are a U.S. real property holding corporation for U.S. federal income tax purposes, and there can be no assurances we are not, or will not become, a U.S. real property holding corporation.  If we are or become a U.S. real property holding corporation, so long as our common stock continues to be regularly traded on an established securities market, a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the common stock if it holds and has held (at all times during the shorter of the five-year period immediately preceding the date of disposition or the holder’s holding period) not more than 5% of the total outstanding shares of our common stock.

Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to U.S. persons (currently at a rate of 28%) of the gross amount. Dividends paid to a Non-U.S. Holder generally will not be subject to backup withholding if proper certification of foreign status (usually on an IRS Form W-8BEN) is provided, and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person (as defined under the Code) or otherwise establishes an exemption.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a non-U.S. holder sells its common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such stockholder outside the United States, then the United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting will generally apply to a payment of sale proceeds, even if that payment is made outside the United States, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that:

•            is a United States person for United States tax purposes;

•            derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•            is a “controlled foreign corporation” for United States tax purposes; or

•            is a foreign partnership, if at any time during its tax year (1) one or more of its partners are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or (2) the foreign partnership is engaged in a United States trade or business;

unless the broker has documentary evidence in its files that the non-U.S. holder is a non-U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption. In such circumstances, backup withholding will not apply unless the broker has actual knowledge or reason to know that the seller is not a non-U.S. holder.

If a non-U.S. holder receives payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment is subject to both United States backup withholding and information reporting unless such non-U.S. holder properly provides IRS Form W-8BEN (or valid substitute or successor form) certifying that such stockholder is a non-U.S. person or otherwise establishes an exemption.

A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such stockholder’s United States tax liability by timely filing a properly completed claim for refund with the IRS.

U.S. Federal Estate Tax

Common shares owned or treated as owned by an individual or citizen who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death will be included in the individuals gross estate for U.S. federal estate tax purposes and may be subject to federal estate tax unless an applicable estate tax treaty provides otherwise.

Legislation enacted in 2001 provides for reductions in the rate of U.S. federal estate tax through 2009 and the elimination of the tax entirely for the estates of those dying in the year 2010. Absent intervening legislation, the estate tax would be fully reinstated, as in effect prior to the reductions, for the estates of those dying in 2011 and thereafter. No predictions can be made as to whether these scheduled changes will in fact occur or whether such changes will be affected by subsequent legislation.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE ENCOURAGE EACH PROSPECTIVE INVESTOR TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE AND GIFT TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS TO ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by the law firm of Seyfarth Shaw LLP, Houston, Texas.  Certain matters will be passed upon for the placement agents by Bracewell & Giuliani LLP.

EXPERTS

Our consolidated balance sheets as of December 31, 2008 and 2007 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2008, incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2008 (filed March 2, 2009) have been audited by Johnson Miller & Co., CPA’s PC, independent registered public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

Certain estimates of proved oil reserves for us incorporated by reference herein were based upon engineering reports prepared by Netherland, Sewell & Associates, Inc., independent petroleum consultants. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement is part of a Registration Statement on Form S-3 that we filed with the Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the Commission.

The Company files annual, quarterly and current reports, proxy statements and other documents with the Commission under the Securities Act of 1934. Our file number is 001-12697. The public may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at Headquarters Office, 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-Commission-0330. Also, the Commission maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at http://www.sec.gov. In addition, the Company maintains a website (www.bpzenergy.com) on which we also make available, free of charge, all of the Company’s above mentioned filings with the Commission, including Forms 3, 4 and 5 filed with respect to our equity securities under Section 16(a) of the Securities Act of 1934. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Commission.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the Commission. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the Commission, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the Commission (except for those items furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K unless otherwise stated therein):

•                        Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 02, 2009.

•                        Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed on May 11, 2009.

•                        The following Current Reports on Form 8-K filed by us with the SEC since December 31, 2008:

(1)                   Current Report on Form 8-K filed on January 14, 2009;

(2)                   Current Report on Form 8-K filed on January 29, 2009;

(3)                  Current Report on Form 8-K filed on February 05, 2009;

(4)                   Current Report on Form 8-K filed on February 24, 2009;

(5)                   Current Report on Form 8-K filed on March 3, 2009;

(6)                   Current Report on Form 8-K filed on April 28, 2009; and

(7)                   Current Report on Form 8-K filed on April 29, 2009.

•                       The description of our common stock contained in our Registration Statement on Form 8-A as originally filed with the Commission on January 10, 2007, as amended by our Form 8-K filed with the Commission on October 16, 2007, and any amendment or report that may be filed from time to time for the purpose of updating, changing or modifying the description of our common stock.

In addition, all documents filed by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

You may obtain copies of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing Corporate Secretary, BPZ Resources, Inc., 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079, or calling (281) 556-6200.

PROSPECTUS

BPZ RESOURCES, INC.

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

(281) 556-6200

$266,000,000

Common Stock

We may offer and sell, from time to time in one or more offerings, shares of our common stock. We may sell these securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we sell shares of our securities, we will provide a supplement to this prospectus that contains specific information about the offering, including initial offering price to the public. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, all prospectus supplements and all other documents incorporated by reference in this prospectus before you invest in our securities.

Our common stock is quoted on the American Stock Exchange under the symbol “BZP.”  On December 5, 2007, the closing sale price of our common stock as reported on AMEX was $11.60 per share.

Investing in our securities involves a high degree of risks. See “Risk Factors” beginning on page 2 to read about factors you should consider before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 10, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. Under this registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings with an aggregate offering price of up to $266,000,000. This prospectus provides you with a general description of the securities we may offer. This prospectus does not contain all the information set forth in the registration statement as permitted by the rules of the SEC. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. That prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

When used in this prospectus or in any prospectus supplement, the terms “we,” “us,” “our,” “BPZ” and “the Company” refer to BPZ Resources, Inc., a Texas corporation, and its subsidiaries (unless the context indicates another meaning).

i

THE COMPANY

This is only a summary and does not contain all the information that may be important to you. You should carefully read the more detailed information contained in this prospectus and any applicable prospectus supplement, together with the additional information described in this prospectus under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

Overview of the Company

BPZ Resources, Inc., a Texas corporation, is based in Houston, Texas with offices in Lima, Peru and Quito, Ecuador. We are an exploratory stage company focused on the exploration and production of oil and natural gas in Peru and Ecuador. We also intend to utilize part of our future natural gas production for the complementary development of gas-fired power generation.

We maintain a registered wholly owned subsidiary in Peru through our wholly owned subsidiary BPZ Energy, Inc., a Texas corporation (“BPZ — Texas”). Currently, we have exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres in northwest Peru. Our license contracts cover 100% ownership of both Block Z-1 (739,205 acres) and Block XIX (472,860 acres). The Block Z-1 contract was signed in November 2001, and the Block XIX contract was signed in December 2003. Our license contracts provide for an initial exploration period of seven to thirteen years and seven to ten years, respectively, and require that we conduct specified activities on the properties during this period. If the exploration activities are successful, the total contract term can extend up to 30 years for oil exploration and production and up to 40 years for gas exploration and production. We presented all necessary documentation requested by Perupetro in order to become the qualified operator under a license contract for Block XXII (948,000 acres, referred to as Area VI in previous filings), which we previously held under a Technical Evaluation Agreement. Subsequently, in March 2006, we were notified by Perupetro that we qualified as an operator for Block XXII. In July 2006, Perupetro officially informed us that our proposal for the 248,000 acre Block XXIII, located onshore in northwest Peru between our Blocks Z-1 and XIX, was the winning bid in their recent license tender process. On September 20, 2007, we were officially notified by Perupetro that we also qualified as an operator for Block XXIII. The license contracts for both blocks XXII and XXIII were signed on November 21, 2007.

In addition, through our wholly owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”). The license agreement covering the property extends through May 2016.

Company Offices

Our principle executive offices are located at 580 Westlake Park Boulevard, Suite 525, Houston, Texas 77079 and our telephone number is (281) 556-6200. Our website address is www.bpzenergy.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

The purchase of our common stock is a substantial transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors.

Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry, the Power Industry, and Our Business.

We have a limited operating history and have only engaged in start-up activities. Although BPZ-Texas was formed in 2001, we are in the exploratory stage because we have not had significant business operations since formation and have generated no revenues from the production of oil or gas from our properties. We are also subject to all of the risks inherent in attempting to expand a relatively new business venture. Such risks include, but are not limited to, the possible inability to profitably operate our existing properties or properties to be acquired in the future, our possible inability to fully fund the development requirements of such properties and our possible inability to acquire additional properties that will have a positive effect on our operations. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities. The experience of our management team has primarily been in the oil and natural gas exploration and production industry and we have limited experience in the power generation business. We are initially relying on consultants and outside engineering and technical firms to provide the expertise to plan and execute the power generation aspects of our strategy and we have not yet hired all necessary full-time employees to manage this line of business. Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors,” we may not be able to profitably execute our power generation strategy.

We own rights to oil and gas properties that have not yet been developed. We own rights to oil and gas properties that have limited or no development. There are no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

We require additional financing for the exploration and development of our foreign oil and gas properties and the construction of our proposed power generation facility, pipeline and gas processing facility. We have not generated any revenues from operations to date. Since the merger with Navidec, Inc. (“Navidec”) on September 10, 2004 (the “Merger”) we have funded our operations with the net proceeds from an aggregate of $117 million in private placements of our common stock. With these funds we have begun to implement our plans to develop our existing oil and gas properties, but we will need significant additional financing to fully implement our plan of operation. If we are unable to timely obtain adequate funds to finance our exploration and development, our ability to develop our oil and natural gas reserves may be limited or substantially delayed. Such limitations or delays could result in the potential loss of our oil and gas properties if we were unable to meet our obligations under the license agreements, which could, in turn, limit our ability to repay our debts. Inability to timely obtain funds also could cause us to delay, scale back or abandon our plans for construction of our power generation facility, pipelines, and gas processing facility.

We anticipate that future amounts required to fund our foreign activities will be obtained through debt financing, sale of additional equity interests, joint venture arrangements, the sale of oil and gas interests, and/or future cash flows from operations. However, adequate funds may not be available when needed or may not be available on favorable terms. The exact nature and terms of such funding sources are unknown at this time, and there can be no assurance that we will obtain such funding or have adequate funding available to finance our future operations.

Our future operating revenue is dependent upon the performance of our properties. Our future operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore and acquire additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. There can be no assurance that once in operation we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves, or we may not be able to make a profit from the reserves that we may discover. In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional, third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests in the Company, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

Our business involves many uncertainties and operating risks that may prevent us from realizing profits and can cause substantial losses. Our exploration and production activities may be unsuccessful for many reasons, including weather, the drilling of dry holes, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well will not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. Our business involves a variety of operating risks, including:

•                  fires;

•                  explosions;

•                  blow-outs and surface cratering;

•                  uncontrollable flows of natural gas, oil and formation water;

•                  natural disasters, such as hurricanes and other adverse weather conditions;

•                  pipe, cement, subsea well or pipeline failures;

•                  casing collapses;

•                  mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•                  abnormally pressured formations;

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, any well bores, platforms, gathering systems and processing facilities could be affected, which could adversely affect any drilling operations we may commence. We could also incur substantial losses as a result of:

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•                  injury or loss of life;

•                  severe damage to and destruction of property, natural resources and equipment;

•                  pollution and other environmental damage;

•                  clean-up responsibilities;

•                  regulatory investigation and penalties;

•                  suspension of our operations; and

•                  repairs to resume operations.

If any of these risks occur, and our resulting losses are significant, we may have to curtail or suspend any drilling or production operations.

We plan to conduct offshore exploration, exploitation and production operations off the coast of northwest Peru, all of which are also subject to a variety of operating risks peculiar to the marine environment. Such risks include capsizing, collisions and damage or loss from adverse weather conditions or interference from commercial fishing activities. These conditions can cause substantial damage to facilities, tankers and barges, as well as interrupt operations. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

Disruption of services provided by our barges and tankers could temporarily impair our operations. We depend on our deck barge BPZ-01 to transport equipment to our offshore platforms and to act as a tender for our offshore drilling operations in Block Z-1. In addition, we have two barges under capital lease to use as floating production and storage facility  and transport barges in our anticipated oil production operations, and we have two Peruvian Navy tankers under short-term lease to assist in the transport of oil from our offshore platforms. These barges and tankers are an important element in our strategy to control drilling, storage and transportation costs by allowing the use of existing platforms and avoiding the use of high-priced ships or barges. Any disruption or delay of the services to be provided by our barges or tankers because of adverse weather conditions, accidents, mechanical failures, insufficient personnel or other events could temporarily impair our operations, delay implementation of our business plan, and increase our costs. In addition, our insurance may not be adequate to cover any resulting losses.

Construction and operation of power generation and gas processing facilities and pipelines involve significant risks that cannot always be covered by insurance or contractual protections. The construction of power generation and gas processing facilities and pipelines involve many risks, including:

•                  supply interruptions,

•                  work stoppages,

•                  labor disputes,

•                  social unrest,

•                  inability to negotiate acceptable construction, supply or other contracts,

•                  inability to obtain required governmental permits and approvals,

•                  weather interferences,

•                  unforeseen engineering, environmental and geological problems, and

•                  unanticipated cost overruns.

The ongoing construction and future operation of these facilities involves all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performances below expected levels of output or efficiency. We intend to maintain commercially reasonable levels of insurance where such insurance is available and cost-effective, obtain warranties from vendors and obligate contractors to meet certain performance levels. However, the coverage or proceeds of any such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues, increased expense and higher maintenance costs.

Our success depends on the existence and growth of markets for natural gas and electricity in Peru and Ecuador. Peru has a relatively well-developed and stable market for electricity, while the power market in Ecuador is not as well-developed or stable. Both countries rely on hydro-electric generating capacity for a significant portion of their power demand. Hydro plants are much less expensive to operate than plants that utilize natural gas, but they are subject to variable output based on rainfall and reservoir levels. The majority of the non-hydro, or thermal, power capacity in both countries consists of generating plants that utilize diesel or fuel oil, which are significantly more costly than natural gas at this time. Both countries have natural gas reserves and production, but neither has a well-developed natural gas infrastructure. Our immediate business plan relies on the continued stability of the power market in Peru (and Ecuador for the purpose of gas sales to third-party power producers in Ecuador), and our longer-term plans depend on the further development of the electricity market in Ecuador. We are subject to the risks that relatively more favorable business conditions for hydro plants or other competitive issues may adversely affect the demand and prices for the electricity that we expect to produce. We are also subject to the risks associated with potential disruptions or changes to regulations of the natural gas or power markets in these countries. Although we plan to enter into long-term contracts to sell a significant part of our future power production, there can be no assurance that we will be successful in obtaining such contracts or that they will be on favorable terms. We will also be subject to the general commercial issues related to being in the power business, including the credit-worthiness of, and collections from future customers and the ability to profitably operate our future power plants.

The geographic concentration of our properties in northwest Peru and southwest Ecuador subjects us to an increased risk of loss of revenue or curtailment of production from factors affecting that region specifically. The geographic concentration of our properties in northwest Peru and southwest Ecuador and adjacent waters means that some or all of our properties could be affected by the same event should that region, for example, experience:

•                  severe weather (such as the effects of “El Niño,” which can cause excessive rainfall and flooding in Peru and Ecuador);

•                  delays or decreases in production, the availability of equipment, facilities or services;

•                  delays or decreases in the availability of capacity to transport, gather or process production; or

•                  changes in the regulatory environment.

Because all our properties could experience the same conditions at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other operators who have properties over a wider geographic area.

Instability of International Operations. Presently, all of our oil and gas properties are located in South America, specifically Peru and Ecuador. The success and profitability of our international operations may be adversely affected by risks associated with international activities, including economic, labor and social conditions, political instability, tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations) and fluctuations in the value of the U.S. dollar versus the local currencies in which oil and gas producing activities may be conducted. This instability in laws, expenses of operations and fluctuations in exchange rates may make our assumptions about the economic viability of our oil and gas properties incorrect. If these assumptions are incorrect, we may not be able to earn sufficient revenue to cover our costs of operations.

Our operations in Peru and Ecuador involve substantial costs and are subject to certain risks because the oil and gas industry in Peru and Ecuador is less developed than in the United States. The oil and gas industries in Peru and Ecuador are not as developed as the oil and gas industry in the United States. As a result, our drilling and development operations in many instances will take longer to complete and may cost more than similar operations in the United States. The availability of technical expertise, specific equipment and supplies may be more limited in Peru and Ecuador than in the United States. Furthermore, once oil and natural gas production is recovered, there are fewer ways to transport it to market for sale. Pipeline and trucking operations are subject to uncertainty and lack of availability. Oil and natural gas pipelines and truck transport travel through miles of territory and are subject to the risk of diversion, destruction or delay. We expect that such factors will continue to subject our international operations to economic and operating risks that companies with domestic operations do not experience.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and exploitation plans on a timely basis and within our budget. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploitation and exploration operations, which could have a material adverse effect on our business, financial condition or results of operations. If the unavailability or high cost of rigs, equipment, supplies or personnel were particularly severe in Peru and Ecuador, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

We are subject to numerous foreign laws and regulations of the oil and natural gas industry that can adversely affect the cost, manner or feasibility of doing business. Our operations are subject to extensive foreign laws and regulations relating to the exploration for and the development, production and transportation of oil and natural gas as well as electrical power generation. Future laws or regulations, any adverse change in the interpretation of existing laws or our failure to comply with existing legal requirements may harm our results of operations and financial condition. In addition, there is indication that the current administration in Ecuador is likely to increase state intervention in the economy via new legislation and tightening control of areas such are energy, which could have a significant impact on our ability to operate in that country. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•                  work program guarantees and other financial responsibility requirements;

•                  taxation;

•                  royalty requirements;

•                  customer requirements;

•                  operational reporting; and

•                  safety requirements.

Under these laws and regulations, we could be liable for:

•                  personal injuries; and

•                  property and natural resource damages; and

•                  governmental infringements and sanctions.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts. The terms of each of our contracts with the government of Peru, including our Peruvian license contracts and technical evaluation agreements, require that we perform certain activities, such as seismic interpretations and the drilling of required wells in accordance with those contracts and agreements. Our failure to timely perform those activities as required could result in the loss of our rights under a particular contract or the loss of the amounts we have posted as a guaranty for the performance of such activities, which would likely result in a significant loss to us.

We are subject to complex environmental regulatory and permitting laws and regulations that can adversely affect the cost, manner and feasibility of our planned operations. The exploration for, and the development, production and sale of, oil and gas in South America are subject to extensive environmental laws and regulations. Our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. For example, we are required to obtain an environmental permit or approval from the government in Peru prior to conducting seismic operations, drilling a well or constructing a pipeline in Peruvian territory, including the waters offshore Peru, where we intend to conduct future oil and gas operations. Additionally, recent environmental laws and regulations promulgated in Peru impose substantial restrictions on the use of natural resources, interference with the natural environment, location of facilities, handling and storage of hydrocarbons, use of radioactive material, disposal of waste, emission of noise and other activities. The laws create additional monitoring and reporting obligations in the event of any spillage or unregulated discharge of hydrocarbons. Failure to comply with these laws and regulations also may result in the suspension or termination of our planned drilling operations and subject us to administrative, civil and criminal penalties.

Our current permits and authorizations and our ability to get future permits and authorizations may, over time, be susceptible to increased scrutiny, resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we may experience delays in obtaining permits and authorizations in Peru and Ecuador necessary for our operations. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations. Moreover, these laws and regulations could change in ways that substantially increase our costs. These laws and regulations have changed in the past and have generally imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly higher than those we currently anticipate, thereby increasing our overall costs. Failure to comply with new regulations could cause us to suspend or terminate certain operations or subject us to administrative, civil and criminal penalties. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and our ability to implement our plan of operation.

Compliance with, or breach of, laws relating to the discharge of materials into, and the protection of, the environment can be costly and could limit our operations. As an owner or lessee and operator of oil and gas properties in Peru and Ecuador, we are subject to various national, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the owner or lessee under an oil and gas lease for the cost of property damage, oil spills, discharge of hazardous materials, remediation and clean-up resulting from operations, subject the owner or lessee to liability for pollution damages and other environmental damages, and require suspension or cessation of operations in affected areas.

We have established practices for continued compliance with environmental laws and regulations and we believe the costs incurred by these policies and procedures so far have been necessary business costs in the oil and gas industry. However, there is no assurance that changes in or additions to laws or regulations regarding the protection of the environment will not increase such compliance costs, or have a material adverse effect upon our capital expenditures, earnings or competitive position.

Our oil and gas operations involve substantial costs and are subject to various economic risks. Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. In addition, the cost and timing of drilling, completing and operating wells is often uncertain. We also face the risk that the oil and/or gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and/or gas due to a lack of a market and that fluctuations in the prices of oil and/or gas will make development of those leases uneconomical. This could result in a total loss of our investment.

Competition for oil and natural gas properties and prospects is intense; some of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating and obtaining properties and prospects. We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel and equipment. In addition, changes in Peruvian government regulation have enabled multinational and regional companies to enter the Peruvian energy market. We actively compete with other companies in our industry when acquiring new leases or oil and gas properties. Competition in our business activities has increased and will increase further, as existing and new participants expand their activities as a result of these regulatory changes. Many of our competitors possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than we have. For example, if several companies are interested in an area, Perupetro may choose to call for bids, either through international competitive biddings or through private bidding processes by invitation, and award the contract to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. Our competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. On the acquisition opportunities made available to us, we compete with other companies in our industry for properties operated by third parties through a private bidding process, direct negotiations or some combination thereof. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors we cannot control or influence.

The loss of senior management or key technical personnel could adversely affect us. We have engaged certain members of management who have substantial expertise in the type of endeavors we presently conduct. We do not maintain any life insurance against the loss of any of these individuals. To the extent their services become unavailable, we will be required to retain other qualified personnel. There can be no assurance we will be able to recruit and hire qualified persons upon acceptable terms.

Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. No assurance can be given that we will be able to recruit and hire such persons on acceptable terms.

Insurance does not cover all risks. Exploration for, and production of, oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, formations, injury to persons, loss of life, or damage to property or the environment. As a result, we presently maintain insurance coverage in amounts consistent with our business activities and to the extent required by our license contracts. Such coverage includes certain physical damage to the Company’s and third parties’ property, hull and machinery, protection and indemnity, employer’s liability, comprehensive third party general liability, workers compensation and certain pollution and environmental risks. However, we are not fully insured against all risks in all aspects of our business, such as political risk, civil unrest, war, business interruption and reservoir loss or damage. No such insurance coverage can insure for all operational or environmental risks. The occurrence of an event that is not insured or not fully insured could result in losses to us. For example, uninsured environmental damages, property damages or damages related to personal injuries could divert capital needed to implement our plan of operation. If any such uninsured losses are significant, we may have to curtail or suspend our drilling operations until such time as replacement capital is obtained, if ever, and this could have a material impact on our financial position.

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan. Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices. Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include:

•                  international political conditions (including wars and civil unrest);

•                  the domestic and foreign supply of oil and gas;

•                  the level of consumer demand;

•                  weather conditions;

•                  domestic and foreign governmental regulations and other actions;

•                  actions taken by the Organization of Petroleum Exporting Countries (OPEC);

•                  the price and availability of alternative fuels; and

•                  overall economic conditions.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil and natural gas we can produce economically, if any. A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity, and may require a reduction in the carrying value of our oil and gas properties. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

We may not be able to develop a proven reserve base. Our future success will depend upon our ability to find, acquire and develop oil and gas reserves that are economically recoverable. Any reserves we develop will decline as they are produced unless we are able to conduct successful revitalization activities, or are able to acquire properties containing proven reserves, or both. To develop reserves and achieve production, we must implement our development and production programs, identify and produce previously overlooked or by-passed zones and shut-in wells, acquire additional properties or undertake other replacement activities. We can give no assurance that our planned development, revitalization, and acquisition activities will result in significant reserves or that we will have success in discovering and producing reserves at economical exploration and development costs. We may not be able to locate geologically satisfactory property, particularly since we will be competing for such property with other oil and gas companies, most of which have much greater financial resources than we do. Moreover, even if desirable properties are available to us, we may not have sufficient funds with which to acquire or develop them.

Risks Relating to the Offering

Investor profits, if any, may be limited for the near future. In the past, we have never paid a dividend. We do not anticipate paying any dividends in the near future. Accordingly, investors in our common stock may not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock that may occur. Further, any appreciation in the price of our common stock may be limited or nonexistent as long as we continue to have operating losses. We have not been profitable and have accumulated deficits during our exploratory stage of operations totaling $53,647,480 through September 30, 2007. To date we have not had any revenue or earnings from operations, and we will continue, in all likelihood, to sustain operating expenses without corresponding revenues until we are able, if ever, to successfully implement our plan of operation.

Additional infusions of capital may have a dilutive effect on existing shareholders. To finance our operations we plan to sell additional shares of our stock. Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced. In addition, we are authorized to issue up to 25,000,000 shares of preferred stock, the rights and preferences of which may be designated by our Board of Directors. If we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock.

Shares eligible for future sale by our current shareholders may impair our ability to raise capital through the sale of our stock. As of September 30, 2007, we had 63,771,069 shares of common stock issued and outstanding. In addition, we have outstanding 12,256,800 shares of other potentially dilutive securities, which includes 9,000,000 common shares, which may be issued to the former shareholders of BPZ-Texas and two executive officers on an earn-out basis once we are entitled to receive as our proportionate share from gross production from any oil and gas wells owned or operated by us, not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007. We also have an additional 5,914,500 common shares available under our Long-Term Incentive Compensation Plan and Directors Compensation Incentive Plan. The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease and thus could impair our ability to raise capital through the sale of our equity securities.

We are controlled by our officers, directors and entities affiliated with them. In the aggregate, our management and directors own or control approximately 12.9% of our common stock issued as of September 30, 2007. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.

The transfer of Navidec Financial Services, Inc. (“NFS”) could result in liability to us because the shares transferred were not registered with the SEC. On September 9, 2004, the day prior to the effective date of the Merger, Navidec assigned all of its pre-merger business operations, assets and liabilities to NFS, and all issued and outstanding shares of NFS were subsequently transferred to the Navidec pre-merger shareholders of record as of September 9, 2004 for no cash consideration. Pursuant to the terms of the Merger Agreement, the transfer and any necessary qualifications or registrations of the NFS shares under applicable securities laws was agreed to be handled by NFS, and we believed, based on information provided by NFS and its advisors, that NFS had undertaken the necessary actions to comply with applicable registration requirements. On July 13, 2006, NFS filed a Registration Statement on Form 10SB with the SEC and an amendment thereto on October 27, 2006. It is our understanding that the Registration Statement has become effective under applicable SEC rules. However, because a registration of the NFS shares was not effective at the time of the transfer of the NFS shares, it might be determined that the distribution of the NFS shares was made without full compliance with applicable registration or qualification requirements under applicable securities laws. As a result, although we took no actions in connection with the transfer, we might incur liability, as a successor to Navidec, by merger, with respect to any damages resulting from such failure to register. If, despite the fact that we did not control the transfer of the NFS shares, regulatory authorities determine that we did not comply with applicable registration requirements with respect to the transfer, fines or other sanctions might be imposed on us.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, which concern our business. Such statements are not guarantees of future performance, and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Risk Factors” in this prospectus and any prospectus supplement and those discussed in the documents we have incorporated by reference. In some cases, you can identify forward looking statement by terms such as, “may,” “will,” “should,” “could,” would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward looking statements:

•                  our ability to satisfy any foreign governmental requirements affecting the license and other rights we have in oil and gas properties;

•                  our ability to obtain sufficient financing to continue initial drilling operations and complete our gas-to-power project;

•                  our ability to discover, develop and produce economic quantities of oil and gas on our properties;

•                  capital costs of drilling and completing wells;

•                  capital costs of building other related production or gathering facilities;

•                  the availability of contract operators and drillers;

•                  the continued demand for crude oil and natural gas; and

•                  the expansion and growth of our operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our understanding of the industry. Such statements are subject to a number of assumptions including the following:

•                  risks and uncertainties, including the risk factors in this prospectus;

•                  general economic and business conditions;

•                  the business opportunities that may be presented to and pursued by us;

•                  changes in laws or regulations, including foreign laws and regulations that may impact us, and other factors, many of which are beyond our control; and

•                  ability to obtain financing under favorable conditions.

The cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Except as may be described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for general corporate purposes, including without limitation, reduction or refinancing of debt or other corporate obligations, capital expenditures and for working capital. Pending the application of the net proceeds, we intend to invest our net proceeds in short-term, investment-grade securities, interest-bearing securities or guaranteed obligations of the United States or its agencies.

PLAN OF DISTRIBUTION

We may sell the securities form time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. We may distribute the securities from time to time in one or more transactions:

•                                        at fixed price or prices, which may be changed;

•                                        at market prices prevailing at the time of sale;

•                                        at prices related to such prevailing market prices; or

•                                        at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering, including the following information:

•              the names of any underwriters or agents;

•              the purchase price of the securities from us;

•              the net proceeds to us from the sale of the securities;

•              any delayed delivery arrangements;

•              any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•              the initial public offering price;

•              any discounts or concessions allowed or reallowed or paid to dealers; and

•              any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act of 1934, as amended.

•                                         Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•                                         Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•                                         Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•                                        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the offered securities or preventing or retarding a decline in the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

The validity of the securities registered in this offering will be passed upon for us by the law firm of Adams and Reese LLP, Houston, Texas. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

Our consolidated balance sheets as of December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2006, and for the period from August 20, 2001 (Inception) through December 31, 2006 incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2006 (filed March 16, 2007) have been audited by Johnson Miller & Co., CPA’s PC, independent registered public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3, as amended, that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Act of 1934. Our file number is 001-12697. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at Headquarters Office, 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http: //www.sec.gov. In addition, the Company maintains a website (www.bpzenergy.com) on which we also make available, free of charge, all of the Company’s above mentioned filings with the SEC, including Forms 3, 4 and 5 filed with respect to our equity securities under Section 16(a) of the Securities Act of 1934. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. We incorporate by reference the following documents that we have filed with the SEC (except for those items furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K unless otherwise stated therein):

•                       Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 16, 2007, and amended on April 24, 2007.

•                       Quarterly Report on Form 10-Q for the period ended March 31, 2007, filed on May 9, 2007.

•                       Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed on August 9, 2007.

•                       Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed on November 8, 2007.

•                       The following Current Reports on Form 8-K filed by us with the SEC since December 31, 2006:

(1)               Current Report on Form 8-K filed on January 19, 2007;

(2)               Current Report on Form 8-K filed on May 9, 2007;

(3)               Current Report on Form 8-K filed on May 31, 2007;

(4)               Current Report on Form 8-K filed on August 24, 2007;

(5)               Current Report on Form 8-K filed on October 16, 2007;

(6)               Current Report on Form 8-K filed on November 26, 2007; and

(7)               Current Report on Form 8-K filed on November 28, 2007.

•                       The description of our common stock contained in our Registration Statement on Form 8-A as originally filed with the SEC on January 10, 2007, as amended by our Form 8-K filed with the SEC on October 16, 2007, and any amendment or report that may be filed from time to time for the purpose of updating, changing or modifying the description of our common stock.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus, unless otherwise indicated on such Form 8-K.

You may obtain copies of this prospectus or any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing Corporate Secretary, BPZ Resources, Inc., 580 Westlake Park Blvd., Suite 525, Houston, Texas 77079, or calling (281) 556-6200.

                       Shares of Common Stock

PROSPECTUS SUPPLEMENT

Canacccord Adams

Pritchard Capital Partners, LLC

Raymond James

Rodman & Renshaw, LLC

Wunderlich Securities, Inc.

June     , 2009